PRESS RELEASE

For more information contact:

Puerto Rico

María Calero (787) 751-6640

Evelyn Vega (787) 777-4546

SANTANDER BANCORP REPORTS RECORD FINANCIAL EARNINGS

FOR THE FIRST QUARTER OF 2004

Net income for the quarter ended March 31, 2004 reached a historical high of $25.2 million, a 391% improvement over the net income of $5.1 million reported in the first quarter of 2003, and a 60% improvement over net income of $15.7 million reported for the fourth quarter of 2003.

Earnings per common share for the quarter ended March 31, 2004 amounted to $0.59 per share, an improvement of $0.50 compared to earnings per common share of $0.09 for the same quarter in 2003.

Net interest income1 for the first quarter of 2004 amounted to $58.7 million, an increase of 22.3% compared to $48.0 million for the same period in 2003. Additionally, net interest margin improved 25 basis points from 3.17% for the quarter ended March 31, 2003 to 3.42% for the quarter ended March 31, 2004.

Fee income from broker/dealer, asset management and insurance operations for the quarter ended March 31, 2004 increased by 9.5% compared to the first quarter in 2003.

Annualized ROA and ROE for the first quarter of 2004 reached 1.40% and 21.01%, respectively, a significant improvement over annualized ROA and ROE of 0.32% and 3.02%, respectively, reported for the same period in 2003.

Net loans, including loans held for sale, reached $4.4 billion as of March 31, 2004, reflecting an increase of 5.4% compared to $4.1 billion as of December 31, 2003.

Non-performing loans to total loans improved to 2.11% as of March 31, 2004 from 2.33% as of December 31, 2003, a reduction of 22 basis points and a reduction of 77 basis points when compared to 2.88% as of March 31, 2003.

Allowance for loan losses to non-performing loans improved from 71.74% as of December 31, 2003 to 77.74% as of March 31, 2004 and reflected a significant improvement over the March 31, 2003 ratio of 49.94%

SBP common stock price per share increased from $24.35 as of December 31, 2003 to $27.50 as of March 31, 2004, an increase of 13% or $134 million in market capitalization.

Customer Financial Assets Under Control reached $11.2 billion as of March 31, 2004, an increase of $564 million.

San Juan, Puerto Rico, April 21, 2004 - Santander BanCorp (NYSE: SBP; LATIBEX: XSBP), reported today its unaudited financial results for the period ended March 31, 2004. The financial results for the first quarter of 2004 reflect record net income reaching a historical high of $25.2 million, a, 391% improvement over net income of $5.1 million reported during the first quarter of 2003.

For the quarter ended March 31, 2004, net income amounted to $25.2 million or $0.59 per common share compared to net income of $5.1 million or $0.09 per common share for the first quarter of 2003. Return on Average Common Equity (ROE) and Return on Average Assets (ROA) were 21.01% and 1.40%, respectively, for the quarter ended March 31, 2004, compared to 3.02% and 0.32%, respectively, for the first quarter of 2003. The Efficiency Ratio improved to 67.71% for the first quarter of 2004, compared to 75.62% reported during the first quarter of 2003. The improvement in the efficiency ratio during the first quarter of 2004, when compared to the same quarter of 2003, is a direct result of higher revenues.

The consolidated Balance Sheet and Income Statement Data for the quarter ended March 31, 2003, has been restated to give retroactive effect to the acquisition of Santander Securities Corporation by Santander BanCorp on December 30, 2003.

Income Statement

The $20.1 million improvement in net income for the first quarter of 2004 compared to the same period in 2003 was principally due to an increase of $10.3 million in net interest income, an increase of $4.0 million in gain on sale of investment securities, a $2.8 million gain on sale of a building, an increase of $1.1 million in fee and other income, and a reduction of $3.3 million in the provision for loan losses. These changes were partially offset by an increase of $1.8 million in the provision for income taxes.

For the quarter ended March 31, 2004, net interest income amounted to $58.7 million, an increase of 22.3% compared to $48.0 million for the first quarter in 2003. There was an increase in net interest margin of 25 basis points from 3.17% for the first quarter of 2003 to 3.42% for the same period in 2004. The improvement in net interest income was principally due to an increase in average interest earning assets of $768 million or 12.5% and a decrease in total cost of funds of 63 basis points.

The provision for loan losses reflected a decrease of $3.3 million or 27.5% from $12.1 million for the quarter ended March 31, 2003 to $8.8 million for the first quarter of 2004. The reduction in the provision for loan losses was due to a 21% decrease in non-performing loans which are down to $93.7 million as of March 31, 2004 from $118.1 as of March 31, 2003. A 41% reduction in net charge-offs from $11.1 million during the first quarter of 2003 compared to $6.5 million for the first quarter of 2004 also had a favorable impact on the provision for loan losses.

Other income, excluding gain on sale of a building, reached $33.9 million for the quarter ended March 31, 2004, a 17.9% improvement compared to $28.7 million for the quarter ended March 31, 2003. This increment was related to an increase of $4 million in gain on sale securities and growth in fee income from the broker/dealer, asset management and insurance operations of $1.1 million or 9.5%.

In March 2004, the Corporation sold a building to an unrelated third party in a sales-leaseback transaction and recognized a gain of $2.8 million. A deferred gain of $4.0 million was recorded and will be amortized as a reduction of rent expense over the term of the related leases through January 2009.

For the quarter ended March 31, 2004, the Efficiency Ratio improved 791 basis points to 67.71%, compared to 75.62% for the quarter ended March 31, 2003. This improvement was mainly a result of higher revenues (excluding gains on sales of securities and a gain on sale of building during the first quarter of 2004) and a decrease of $0.3 million in other operating expenses during the quarter ended March 31, 2004.

Operating expenses reflected a decrease of $0.3 million for the quarter ended March 31, 2004 compared to the same quarter in 2003. This reduction was due mostly to a decrease in amortization of intangibles of $1.2 million as a result of having fully amortized core deposit intangibles at the beginning of 2004, a reduction of $0.6 million in expenses related to loan collections as a result of the in-sourcing of this operation within the Corporation, and a reduction of $0.6 million in the provision for repossessed assets. These decreases were partially offset by an increase in personnel costs of $1.7 million. This increment was due to an increase in salaries and the in-sourcing of the collection operations by the Corporation. These increases were partially offset by an increment in deferred loan origination costs.

Balance Sheet

Total assets as of March 31, 2004 remained relatively constant at $7.4 billion when compared to December 31, 2003. There was an increase of $85 million in cash and cash equivalents, a decrease in investment securities of $318 million primarily due to the sale of $275 million in mortgage backed securities. There was also an increase of $226 million in net loans, including loans held for sale (further explained below) and a decrease of $9.4 million in premises and equipment due to the sale of a building with a book value of approximately $7.7 million, and normal depreciation for the period. There was an increase of $36.5 million in other assets due to an increment in securities sold but not delivered. Deposits also reflected an increase of $6.5 million while total borrowings decreased $22.5 million.

As a result of management's efforts to increase market share, the net loan portfolio, including loans held for sale, reflected a $226 million or 5.4% increase, reaching $4.4 billion at March 31, 2004, compared to the figures reported at December 31, 2003. Mortgage loan production continued to grow during the first quarter of 2004 resulting in an increase of $225.1 million or 15.4%, in the mortgage loan portfolio. There was a 16.5% increase in mortgage loan production as of March 31, 2004 compared to the quarter ended December 31, 2003. The growth in mortgage loan production for the quarter ended March 31, 2004 compared to the same period in 2003 was 19.2%. The commercial loan portfolio (including construction loans) also reflected an increase of $23.3 million or 1.0% for the first quarter of 2004. These increases were partially offset by a $20.5 million or 5.1% decrease in the consumer loan portfolio due to more selective lending criteria and to the runoff of the auto loan portfolio as a result of the Company's decision in 2001 to withdraw from that market.

Financial Strength

Non-performing loans to total loans as of March 31, 2004 amounted to 2.11%, a 22 basis point reduction of the reported 2.33% as of December 31, 2003. Non-performing loans at March 31, 2004 amounted to $93.7 million, a 4.8% improvement compared to $98.4 million at December 31, 2003. There has been an improving trend in this indicator during 2003, which is continuing through the first quarter of 2004.

The annualized ratio of net charge-offs to average loans for the quarter ended March 31, 2004 decreased to 0.62% from 1.16% reported for the quarter ended March 31, 2003. Net charge offs for the first quarter of 2004 decreased $4.5 million, or 41.0%, compared to the first quarter of 2003. The Company's efforts are directed to continue improving this ratio.

The allowance for loan losses represents 1.64% of total loans as of March 31, 2004, a slight decrease over the 1.67% reported as of December 31, 2003. The allowance for loan losses to total non-performing loans at March 31, 2004 reached 77.74% compared to 71.74% at December 31, 2003 and 49.94% at March 31, 2003. Excluding non-performing mortgage loans (for which the Company has historically had a minimal loss experience) this ratio is 165.76%. The Company has adjusted its allowance for loan losses through periodic charges to the provision for loan losses. This item is reviewed on a recurring basis considering an ongoing assessment of the Company's credit exposure and a number of other relevant variables. The level of the allowance for loan losses is subject to changes in internal and external factors affecting the level of non-performing loans and credit risk of the loan portfolio.

As of March 31, 2004, total capital to risk-adjusted assets (BIS ratio) reached 10.97% and Tier I capital to risk-adjusted assets and leverage ratios were 9.39% and 6.33%, respectively.

Customer Financial Assets Under Control

Santander BanCorp is driven by a client-focused approach organization that seeks to earn the trust of customers to manage their financial assets. As of March 31, 2004, the Company had over $11.2 billion in Customer Financial Assets Uunder Control, which represents a $564 million increase over balances as of December 31, 2003. This represents is an important significant amount part of the financial assets of Puerto Rico households and provides areflects the Company's unique strongpositioning to the Company positioning in its primary market. The Customer Financial Assets Uunder Control includes bank deposits (excluding brokered deposits), broker-dealer customer accounts, mutual funds assets under managementmanaged, and trust, institutional and private accounts under management. The growth in customer financial assets and the stability of customer deposits is a strong indication of Company's successful efforts to regain market share and reposition itself as a leading provider of financial services.

Shareholder Value

During the first quarter of 2004, the Company's common stock price per share increased from $24.35 to $27.50, representing growth of 13% or a $134 million increase in aggregate shareholder value.

During the first quarter of 2004, Santander BanCorp declared a cash dividend of 11 cents per common share to its shareholders of record as of March 5, 2004, payable on April 1, 2004, resulting in an annualized dividend yield of 1.60%.

There were no stock repurchases during the last three quarters of 2003 and the first quarter of 2004 under the Stock Repurchase Program. As of March 31, 2004, the Company had acquired, as treasury stock, a total of 4,011,260 shares of common stock, amounting to $67.6 million.

Institutional Background

Santander BanCorp is a publicly held financial holding company that is traded on the New York Stock Exchange and on Latibex (Madrid Stock Exchange). It has three wholly owned subsidiaries, Banco Santander Puerto Rico, Santander Securities Corporation and Santander Insurance Agency. Banco Santander Puerto Rico has been operating in Puerto Rico for 27 years. It offers a full array of services through 67 branches in the areas of commercial, mortgage and consumer banking, supported by a team of over 1,400 employees., with 66 branches. Santander Securities offers securities brokerage services and provides portfolio management services through its wholly owned subsidiary Santander Asset Management Corporation. Santander Insurance Agency offers life, health and disability coverage as a corporate agent and also operates as a general agent. For more information, visit the Company's website at www.santandernet.com.

Santander (SAN.MC, STD.N) is the main financial group in Spain and Latin America, and the second in the Euro Zone by market capitalization. Founded in 1857, it has forged important business initiatives, including a 15-year old alliance with The Royal Bank of Scotland. The Santander Group also holds the third largest financial group in Portugal, as well as Santander Consumer Finance, a leading consumer finance franchise in Germany, Italy and eight other European countries.

In Latin America, Santander is the leading banking franchise. In this region, the Group manages a business volume of more than 104,000 million Euros (in loans, deposits, securities and on and off-balance sheet funds), maintains 4,052 offices, 12 million individual clients and over half a million business clients. In 2003, Santander obtained a net attributable profit of US$1.489 million in Latin America, a 14.3% increase over the year 2002.

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This news release contains forward-looking statements that are based on current expectations, estimates, forecasts and projections about the industry in which the Company operates, its beliefs and its management's assumptions.  Words such as "expects," "anticipates," "targets," "goals," "projects," "intends," "plans," "believes," "seeks," "estimates" and variations of such words and similar expressions are intended to identify such forward-looking statements.  These statements are not guarantees of future performance and involve certain risks, uncertainties and assumptions that are difficult to predict.  Therefore, actual outcomes and results may differ materially from what is expressed or forecast in such forward-looking statements. Except as otherwise required under federal securities laws and the rules and regulations of the SEC, the Company does not have any intention or obligation to update or revise any forward-looking statements, whether as a result of new information, future events, changes in assumptions or otherwise.